Exhibit 10.1

AMENDMENT TO STATEMENT OF WORK - INFRASTRUCTURE SUPPORT DATED AUGUST 1, 2012

This amendment dated July 26th, 2013 is by and between Helios and Matheson Analytics Inc., (HMAI) (Erstwhile Helios and Matheson Information Technology Inc) and Ion Idea Inc. Both the parties agree to modify Agreement as set forth herein:

IonIdea Inc and the HMAI agree to renew the existing lease agreement dated August 1, 2012 for a further period of one more year, starting August 1, 2013 to July 31, 2014 on the same Terms and Conditions. This agreement will automatically renew thereafter annually unless terminated by either party in accordance with the provisions of the original agreement. Any amendments to any of the clauses of the original agreement, if required in future will be mutually agreed and signed by authorized representatives of both the parties.

IonIdea, Inc

Name: Mukundan K Narayana

Title: Director of Contracts

HMAI

Name: Umesh Ahuja

Title: Chief Financial Officer